Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

As independent petroleum engineers, we hereby consent to the use of our name included herein or incorporated by reference in this Form 10-K by McMoRan Exploration Co. and to the reference to our estimates of reserves and present value of future net reserves as of December 31, 2009, into McMoRan Exploration Co.’s previously filed Registration Statements on Forms S-3 (File Nos. 333-144496 and 333-121779) and on Forms S-8 (File Nos. 333-57484, 333-67485, 333-87380, 333-90170, 333-105533, 333-115335,  333-124740 and 333-153002).

RYDER SCOTT COMPANY, L.P.
PETROLEUM ENGINEERS
TBPE Firm Registration No. F-1580

Houston, Texas
March 12, 2010